Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Baxter International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share	Other	40,000,000	$37.68	$1,507,200,000	.00014760	$222,462.72

Total Offering Amounts					$1,507,200,000		$222,462.72

Total Fee Offsets							$ —

Net Fee Due							$222,462.72

(1)	Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional shares of common stock, par value $1.00 per share (“Common Stock”), of Baxter International Inc. (the “Registrant”), which become issuable under the Baxter International Inc. Amended and Restated 2021 Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Common Stock.

(3)

Estimated solely for the purposes of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average high and low sale prices reported for one share of Common Stock on the New York Stock Exchange on May 2, 2024, a date within five business days of the date of this Registration Statement.